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                                                                    EXHIBIT (h)1



                    FUND ADMINISTRATION SERVICING AGREEMENT


        THIS AGREEMENT is made and entered into as of this 6th day of June, 2001, by and between Alpine Series Trust, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust") and Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin ("FMFS").

        WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

        WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio;

        WHEREAS, FMFS is a limited liability company and, among other things, is in the business of providing fund administration services for the benefit of its customers; and

        WHEREAS, the Trust desires to retain FMFS to act as Administrator for each series of the Trust listed on Exhibit A attached hereto, (each hereinafter referred to as a "Fund"), as may be amended from time to time.

        NOW, THEREFORE, in consideration of the mutual agreements herein made, the Trust and FMFS agree as follows:

1.      APPOINTMENT OF ADMINISTRATOR

               The Trust hereby appoints FMFS as Administrator of the Trust on the terms and conditions set forth in this Agreement, and FMFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.      DUTIES AND RESPONSIBILITIES OF FMFS

        A.     General Fund Management

               (1)    Act as liaison among all Fund service providers

               (2)    Supply:

                      a.     Corporate secretarial services

                      b. Office facilities (which may be in FMFS's or its affiliate's own offices)

                      c. Non-investment-related statistical and research data as needed

               (3)    Coordinate board communication by:

                      a.     Establishing meeting agendas

                      b. Preparing board reports based on financial and administrative data

                      c.     Evaluating independent auditor

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                      d.     Securing and monitoring fidelity bond and director
                             and officer liability coverage, and making the necessary SEC filings relating thereto

                      e. Preparing minutes of meetings of the board and shareholders

                      f. Recommending dividend declarations to the Board, prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders

                      g. Providing personnel to serve as officers of the Trust if so elected by the Board and attend Board meetings to present materials for Board review

               (4)    Audits

                      a. Prepare appropriate schedules and assist independent auditors

                      b. Provide information to SEC and facilitate audit process

                      c.     Provide office facilities

               (5)    Assist in overall operations of the Fund

               (6) Pay Fund expenses upon written authorization from the Trust

               (7) Monitor arrangements under shareholder services or similar plan

        B.     Compliance

               (1)    Regulatory Compliance

                      a. Monitor compliance with 1940 Act requirements, including:

                             (i)    Asset diversification tests

                             (ii)   Total return and SEC yield calculations

                             (iii) Maintenance of books and records under Rule 31a-3

                             (iv)   Code of Ethics for the disinterested
                                    trustees of the Fund

                      b. Monitor Fund's compliance with the policies and investment limitations of the Trust as set forth in each Fund's Prospectus and Statement of Additional Information

                      c. Maintain awareness of applicable regulatory and operational service issues and recommend dispositions

               (2)    Blue Sky Compliance

                      a. Prepare and file with the appropriate state securities authorities any and all required compliance filings (including initial filings) relating to the registration of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states

                      b. Monitor status and maintain registrations in each state

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                      c.     Provide information regarding material developments
                             in state securities regulation

               (3)    SEC Registration and Reporting

                      a. Assist Trust counsel in updating the Funds' Prospectuses and Statement of Additional Information and in preparing proxy statements and Rule 24f-2 notices

                      b. Prepare annual and semiannual reports, Form N-SAR filings and Rule 24f-2 notices

                      c. Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and reports

                      d.     File fidelity bond under Rule 17g-1

                      e.     File shareholder reports under Rule 30b2-1

                      f. Monitor sales of each Fund's shares and ensure that such shares are properly registered with the SEC and the appropriate state authorities

                      g.     File Rule 24f-2 notices

               (4)    IRS Compliance

                      a. Monitor Trust's status as a regulated investment company under Subchapter M, including without limitation, review of the following:

                             (i)    Asset diversification requirements

                             (ii)   Qualifying income requirements

                             (iii)  Distribution requirements

                      b. Calculate required distributions (including excise tax distributions)

        C.     Financial Reporting

               (1) Provide financial data required by each Fund's Prospectus and Statement of Additional Information;

               (2) Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the board, the SEC, and independent auditors;

               (3) Supervise the Trust's Custodian and Fund Accountants in the maintenance of the Trust's general ledger and in the preparation of the Funds' financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Trust's net assets and of the Trust's shares, and of the declaration and payment of dividends and other distributions to shareholders;

               (4) Compute the yield, total return and expense ratio of each class of each Fund, and each Fund's portfolio turnover rate; and

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               (5)    Monitor the expense accruals and notify Trust management
                      of any proposed adjustments.

               (6) Prepare monthly financial statements, which will include without limitation the following items:

                      - Schedule of Investments

                      - Statement of Assets and Liabilities

                      - Statement of Operations

                      - Statement of Changes in Net Assets

                      - Cash Statement

                      - Schedule of Capital Gains and Losses

               (7)    Prepare quarterly broker security transaction summaries.

        D.     Tax Reporting

               (1) Prepare and file on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8610 with any necessary schedules

               (2)    Prepare state income breakdowns where relevant

               (3) File Form 1099 Miscellaneous for payments to trustees and other service providers

               (4)    Monitor wash losses

               (5) Calculate eligible dividend income for corporate shareholders

3.      COMPENSATION

        The Trust, on behalf of the Funds, agrees to pay FMFS for the performance of the duties listed in this Agreement, the fees and out-of-pocket expenses as set forth in the attached Exhibit A. Notwithstanding anything to the contrary, amounts owed by the Trust to FMFS shall only be paid out of the assets and property of the particular Fund involved.

        These fees may be changed from time to time, subject to mutual written Agreement between the Trust and FMFS.

        The Trust agrees to pay all fees and reimbursable expenses within ten
        (10) business days following the receipt of the billing notice.

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4.      PERFORMANCE OF SERVICE; LIMITATION OF LIABILITY

        A. FMFS shall exercise reasonable care and to act in good faith in the performance of its duties under this Agreement. FMFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond FMFS's control, except a loss arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if FMFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless FMFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which FMFS may sustain or incur or which may be asserted against FMFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to FMFS by any duly authorized officer of the Trust, such duly authorized officer to be included in a list of authorized officers furnished to FMFS and as amended from time to time in writing by resolution of the Board of Trustees of the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to FMFS's refusal or failure to comply with the terms of this Agreement or from bad faith, negligence or from willful misconduct on its part in performance of its duties under this Agreement.

               FMFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) which the Trust may sustain or incur or which may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by FMFS as a result of FMFS's refusal or failure to comply with the terms of this Agreement, its bad faith, negligence, or willful misconduct.

               In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, FMFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond FMFS's control. FMFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of FMFS. FMFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect FMFS's premises and operating capabilities at any time during regular business hours of FMFS, upon reasonable notice to FMFS.

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               Regardless of the above, FMFS reserves the right to reprocess and correct administrative errors at its own expense.

        B. In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation which presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim which may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor's prior written consent.

        C. FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

5.      PROPRIETARY AND CONFIDENTIAL INFORMATION

        FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

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        [Further, the FMFS will adhere to the privacy policies adopted by the
        Trust pursuant to Title V of the Graham-Leach-Bliley Act (the "Act") and Regulation S-P thereunder, as may be modified from time. Notwithstanding the foregoing, FMFS will not share any nonpublic personal information concerning any of the Trust's current or past shareholders to any nonaffiliated third parties unless necessary to carry out the services required by this Agreement, or allowed under one of the exceptions noted under the Act, or as specifically directed by the Trust.]

6.      TERM OF AGREEMENT

        This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year. This Agreement may be terminated by either party upon giving ninety (90) days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. However, this Agreement may be amended by mutual written consent of the parties. This Agreement and any right or obligation hereunder may not be assigned FMFS with the consent of the Trust.

7.      RECORDS

        FMFS shall keep records relating to the services to be performed hereunder, in the form and manner, and for such period as it may deem advisable and is agreeable to the Trust but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. FMFS agrees that all such records prepared or maintained by FMFS relating to the services to be performed by FMFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such section and rules of the 1940 Act and will be promptly surrendered to the Trust on and in accordance with its request.

8.      GOVERNING LAW

        This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Wisconsin. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the Securities and Exchange Commission thereunder.

9.      DUTIES IN THE EVENT OF TERMINATION

        In the event that, in connection with termination, a successor to any of FMFS's duties or responsibilities hereunder is designated by the Trust by written notice to FMFS, FMFS will promptly, upon such termination and at the expense of the Trust (except where such termination follows a breach of this Agreement by FMFS), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by FMFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which FMFS has maintained, the Trust shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of

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        such duties and responsibilities, including provision for assistance from FMFS's personnel in the establishment of books, records, and other data by such successor.

10.     NO AGENCY RELATIONSHIP

        Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

11.     DATA NECESSARY TO PERFORM SERVICES

        The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at times and in such form as mutually agreed upon if FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

12.     NOTICES

        Notices of any kind to be given by either party to the other party shall be in writing and shall be duly given if mailed or delivered as follows:
        Notice to FMFS shall be sent to:

        Firstar Mutual Fund Services, LLC
        615 East Michigan Street
        Milwaukee, WI  53202

        and notice to the Trust shall be sent to:

        Alpine Series Trust
        122 East 42nd Street
        37th Floor
        New York, NY  10168

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

ALPINE SERIES TRUST                          FIRSTAR MUTUAL FUND SERVICES, LLC


By:                                          By:
    -------------------------------              -------------------------------

Print:                                       Print:
      -----------------------------                -----------------------------

Title:                                       Title:
      -----------------------------                -----------------------------

Date:                                        Date:
     ------------------------------               ------------------------------

Attest:                                     Attest:
       ----------------------------                -----------------------------

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                       FUND ADMINISTRATION AND COMPLIANCE
                               ANNUAL FEE SCHEDULE

                                                                       EXHIBIT A

                     SEPARATE SERIES OF ALPINE SERIES TRUST

NAME OF SERIES                                                       DATE ADDED

Alpine Dynamic Balance Fund                                           06/06/01

--------------------------------------------------------------------------------

(This fee schedule for the Alpine Series Trust will be in place for 3 years. The fees will not be subject to any material changes, which does not include an annual Midwest CPI increase, or various changes for out-of-pocket expenses.)

Annual minimum of $20,000 which includes the first $27,500,000 in assets

Plus

5 basis points on assets from $27,500,001 to $400 million
4 basis points on the balance

NAV/Fund Data Feeds
$50 per class per month

Daily Fund/Class Performance
$100 per class per month
(with Firstar as Fund Accountant)

Extraordinary services quoted separately.

Annual Midwest Regional CPI increase

Plus out-of-pocket expense reimbursements, including but not limited to:
               Postage
               Programming
               Stationery
               Proxies
               Retention of records
               Special reports
               Federal and state regulatory filing fees
               Certain insurance premiums
               Expenses from Board of Trustees meetings
               Auditing and legal expenses
               All other out-of-pocket expenses

Fees and out-of-pocket expense reimbursements are billed monthly